UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 30, 2011

SABRA HEALTH CARE REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-34950	27-2560479
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18500 Von Karman, Suite 550 Irvine, CA	92612
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (888) 393-8248

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Purchase and Sale Agreement for the Texas Regional Medical Center

On March 30, 2011, Sabra Health Care REIT, Inc. (the “Company”), entered into an agreement to purchase (the “Purchase Agreement”) the Texas Regional Medical Center of Sunnyvale, a 70-bed acute care hospital located outside of Dallas, Texas, (the “Texas Regional Medical Center”) from CP Sunnyvale Property, Ltd, a Texas limited partnership, (the “Seller”). The facility opened to the public in September 2009 and is leased pursuant to a long term, triple net lease to Texas Regional Medical Center Ltd, (the “Tenant”) a partnership which includes approximately 75 physicians who practice at the hospital. Under the terms of the Purchase Agreement, the Company will make an earnest money deposit of $0.3 million.

The purchase price for the Texas Regional Medical Center of $62.7 million will be funded from the Company’s available cash and is expected to provide an initial yield of 9.25% from cash rent.

The Purchase Agreement is subject to customary conditions, including the satisfactory completion by the Company of its due diligence. The Seller is not affiliated with the Company.

There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition, it may forfeit the $0.3 million of earnest money.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

99.1	Press Release of Sabra Health Care REIT, Inc., dated March 31, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SABRA HEALTH CARE REIT, INC.

/S/ HAROLD W. ANDREWS, JR.
Name: Harold W. Andrews, Jr.
Title: Executive Vice President, Chief Financial Officer and Secretary

Dated: March 31, 2011

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Sabra Health Care REIT, Inc., dated March 31, 2011.